EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                Company Contacts:         Jeffrey Jonas, Chief Executive Officer
                                          Richard Rainey, Controller
                                          AVAX Technologies, Inc.
                                          (816) 960-1333
                       Investors:         Olga Fleming/Sue Yeoh
                                          CPR Financial Communications
                                          (201) 641-2408

     AVAX TECHNOLOGIES COMPLETES $25 MILLION INSTITUTIONAL PRIVATE PLACEMENT

KANSAS CITY, MISSOURI -- MARCH 13, 2000 - AVAX TECHNOLOGIES, INC. ("AVAX") (Nasdaq: AVXT) today announced that it has completed a private placement of common stock and warrants with institutional investors for a total consideration of $25.1 million. New York-based investment bank Gruntal & Co., L.L.C. acted as placement agent.

The private placement consisted of 2,259,494 million newly issued shares of common stock priced at $11.125 per share and warrants to purchase an additional 225,951 shares of common stock. The warrants can be exercised at a price of $12.79 per common share, or 115% of the offering price. The warrants will expire on March 10, 2005. Net proceeds from the offering are approximately $24.2 million and will be used to fund clinical trials of AVAX's lead product candidates, M-Vax(TM) for the treatment of Stage III melanoma and O-Vax(TM) for the treatment of late-stage ovarian cancer and for general working capital purposes.

Jeffrey M. Jonas, President and Chief Executive Officer of AVAX Technologies, stated, "This financing is an important component of our corporate agenda, helping us to continue the clinical process in the U.S. and to prepare for the commercialization of M-Vax in international markets. With this additional funding, we plan to advance our development programs here in the U.S, which include a pivotal registration trial for M-Vax and a multi-center Phase 2 trial of O-Vax, as well as other trials we hope to initiate later this year. We have set aggressive milestones for 2000 and will utilize this additional capital to continue investigating and validating the promise of our autologous cancer vaccine technology."

AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: autologous cell (AC) vaccines, topoisomerase inhibitors and anti-estrogens.

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to develop successfully and commercialize its product candidates, including, the ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31,1999. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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